Exhibit 99.1

Remy International, Inc. Announces
Receipt of Korean Antitrust Approval for
BorgWarner Inc.’s Acquisition of Remy International, Inc.

PENDLETON, Ind., October 14, 2015 /PRNewswire/ -- Remy International, Inc. (NASDAQ: REMY) announced today that on October 13, 2015, the Korea Fair Trade Commission granted approval of the proposed acquisition (the “Transaction”) of Remy by BorgWarner Inc. (NYSE: BWA).

As previously announced by Remy, on September 22, 2015, Remy’s stockholders adopted the Agreement and Plan of Merger, dated as of July 12, 2015 (the “Merger Agreement”), by and among Remy, BorgWarner and Band Merger Sub, Inc. at a special meeting of Remy’s stockholders called for such purpose.

The closing of the Transaction remains subject to the satisfaction or waiver of customary conditions to closing set forth in the Merger Agreement, which include:

•	the receipt of any approval required under Chinese antitrust law and the termination or expiration of any applicable waiting period thereunder;

•	the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers);

•	each party’s compliance with its agreements and covenants contained in the Merger Agreement; and

•	the absence of any law, ordinance, rule, regulation, order, judgment or decree being in effect that restrains or enjoins, or otherwise prohibits or makes illegal, the consummation of the Transaction.

About Remy International, Inc.

Founded by the Remy brothers in 1896, Remy International, Inc. (NASDAQ: REMY) is a leading global manufacturer, remanufacturer, and distributor of alternators, starter motors, and electric traction motors for the automotive and commercial vehicle industry, marketed under the Remy® and Delco Remy® brands. The company also provides multiline products through its subsidiaries. Headquartered in Pendleton, Indiana, with operations across five continents and ten countries, Remy is a trusted partner to original equipment manufacturers and aftermarket organizations worldwide, delivering creative solutions for today's vehicle challenges.

Media Contact: Remy International - Shawn Pallagi (pallagi.shawn@remyinc.com |765-778-5903)

Investor Contact: Remy International - Al VanDenBergh (vandenbergh.al@remyinc.com |765-778-6871)